                                                                    Exhibit 99.1

PENTON REPORTS IMPROVED Q1 2003 RESULTS ON LOWER REVENUE

- OPERATING INCOME INCREASES TO $4.8 MILLION VS. $0.9 MILLION IN 2002

- OPERATING MARGIN EXPANDS TO 8.8% FROM 1.5%

- EBITDA ADVANCES 78.3% TO $9.3 MILLION

- EBITDA MARGIN INCREASES TO 17.1% FROM 8.5%

CLEVELAND, OH - May 1, 2003 - Penton Media, Inc. (NYSE: PME), a diversified business-to-business media company, today reported that first-quarter 2003 operating income increased to $4.8 million compared with $0.9 million in the year-ago quarter, while revenues declined by 11.0% to $54.4 million. Adjusted EBITDA (operating income (loss) before depreciation and amortization, non-cash compensation and restructuring charges) increased 78.3% to $9.3 million from $5.2 million and adjusted EBITDA margin expanded to 17.1% from 8.5%.

The Company reported a net loss of $5.1 million in the first quarter compared with a loss of $43.9 million in the year-ago quarter. The net loss applicable to common stockholders was $5.8 million, or $0.17 per diluted share, compared with a loss of $44.3 million, or $1.39 per diluted share, in first-quarter 2002. Comparability between years was impacted by a non-cash impairment charge in first-quarter 2002 of $39.7 million, or $1.24 per diluted share, related to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

"Our operating results demonstrate the benefits of the cost reduction initiatives we implemented in response to challenging market conditions, particularly in the technology and manufacturing markets we serve," said Thomas
L. Kemp, chairman and CEO. "We have better aligned our cost structure with reduced revenues in this difficult environment. Most of the reductions and process improvements now in place should benefit the Company over the longer term and provide upside leverage opportunity when our markets and the general economy strengthen."

The Company's revenue decline in the first quarter was due primarily to advertising sales softness in the Industry Media and Technology Media segments and the elimination of results from technology trade shows that the Company sold in December 2002.

"Despite this revenue decline, Penton showed a strong increase in adjusted EBITDA and margins in the first quarter, which is an indicator of the operating leverage built into the portfolio," Kemp said.

FIRST-QUARTER OPERATING REVIEW

SEGMENTS

Adjusted segment EBITDA is defined as operating income (loss) before depreciation and amortization, non-cash compensation, and corporate and shared services costs. Corporate and shared services costs include functions such as finance, accounting, human resources, and information systems, which cannot reasonably be allocated to each segment. Adjusted segment EBITDA margins are calculated by dividing segment adjusted EBITDA by revenues. A reconciliation of total adjusted EBITDA to operating income is included in the supplemental information attached to this press release.

The Industry Media segment, which comprised 35.6% of total-company revenues, experienced a revenue decline of $2.1 million, or 9.8%, due primarily to year-on-year advertising declines in Penton's manufacturing-related titles. Adjusted segment EBITDA held flat with last year's first quarter as cost management initiatives benefited the segment's Publishing operations.

The Technology Media segment represented 27.9% of total company revenues in the first quarter. This segment experienced a $5.4 million, or 26.2%, decline in revenue, due largely to advertising weakness in media properties serving the electronics market, weaker-than-expected performance of an event in the electronics market, and the elimination of results from disposed media properties and technology events that were held last year but not repeated in 2003 due to unfavorable market conditions.

Adjusted segment EBITDA for the Technology Media segment improved by nearly $2.0 million due to the impact of cost reduction measures implemented last year and the elimination of unprofitable technology events that were sold in late 2002.

The Lifestyle Media segment generated 27.7% of total company revenues in the first quarter of 2003. Segment revenues grew 4.0%, to $15.0 million, on the strength of Natural Products Expo West, Penton's largest trade show, as well as growth in publishing products that serve the natural products market. This segment produced $9.3 million in adjusted EBITDA, a 3.1% increase over the prior year, and a 61.8% adjusted segment EBITDA margin, due primarily to the timing and strong performance of Natural Products Expo West, and the overall strength of the natural products market.

The Retail Media segment revenues represented 8.8% of total-company revenues. All product lines of this segment experienced revenue increases in the quarter. Revenues for the segment increased 4.0% compared with the first quarter of 2002, while adjusted segment EBITDA expanded by 29.4%. The increase in adjusted segment EBITDA was due primarily to cost reduction initiatives taken in 2002.

PRODUCT LINES

Ongoing advertising sales softness, particularly in manufacturing and electronics-related markets, contributed to a 10.8% Publishing revenue decline.

Trade Shows and Conferences revenues declined 14.7% in the quarter, due largely to product dispositions and the elimination of revenues from 2002 events that the Company did not repeat in 2003.

Online Media revenues increased 8.3% to $3.1 million, extending a trend of year-on-year revenue growth that this product line has experienced over the past four quarters. The increase was due to the success of online products across several markets.

BALANCE SHEET AND LIQUIDITY HIGHLIGHTS

Penton's cash balance at March 31, 2003, was $54.3 million. At the end of the first quarter, the Company had a revolving credit facility commitment of $20.1 million, and the current borrowing capacity is $18.1 million. The facility is undrawn.

BUSINESS OUTLOOK

Visibility remains limited in several Penton markets, particularly for advertising. Economic uncertainty and the lack of a catalyst for improvement in the U.S. and global economies continue to depress business-to-business media spending, especially in manufacturing and technology markets. However, Penton's natural products, foodservice, construction, and government market portfolios are experiencing growth this year. The Company continues to manage costs aggressively in this business environment.

Second-quarter revenues are expected to decline year-on-year by about 15%, although the Company anticipates that revenues for ongoing businesses will decline by a more modest level of mid-single digits. Operating income should improve due to the absence of restructuring charges, which impacted last year's second quarter. The Company anticipates that adjusted EBITDA for ongoing businesses will be about even with 2002.

Publishing revenues are expected to decline in the mid-single digits. Revenues for Online Media are expected to increase.

Trade Shows and Conferences are expected to experience revenue declines from last year's second quarter as a result of discontinued, disposed and downsized global technology events and the change in timing of two events from the second quarter to the fourth quarter.

Penton expects that, barring significant revenue deterioration, it will experience meaningful improvement in adjusted EBITDA and adjusted EBITDA margins as the year progresses, as the impact of cost measures implemented last year are realized.

CONFERENCE CALL ON THE WEB

Penton will host a conference call to review its first-quarter 2003 results and its business outlook at 11 a.m. Eastern time today, May 1, 2003. The call dial-in number is 973-633-1010. A telephone replay of the conference call will be available from the afternoon of May 1 until 6 p.m. Eastern time on May 8 by calling 1-402-220-1156 (no access code is necessary). The live call will also be accessible via the Investors section of Penton's Web site, www.penton.com, and will be archived on the site.

NON-GAAP FINANCIAL MEASURES

The Company believes that, although not prescribed under generally accepted accounting principles (GAAP), adjusted EBITDA provides stockholders and investors with a valuable measure for evaluating Penton's operating performance. Penton also uses adjusted EBITDA as a basis for determining bonuses for certain management-level employees. The most directly comparable GAAP measure, operating income, includes depreciation and amortization, non-cash compensation and restructuring charges. Adjusted EBITDA excludes these items because they do not directly influence the ongoing operations of the business.

The Company evaluates performance of its segments based on revenues and adjusted segment EBITDA. As such, management uses adjusted segment EBITDA, as previously defined, as the primary measure of profitability in evaluating segment operations.

The Company believes that adjusted EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flows, and other measures of financial performance prepared in accordance with GAAP. Not all companies calculate adjusted EBITDA and adjusted segment EBITDA in the same manner, and these measures as presented may not be comparable to similarly titled measures by other companies.

ABOUT PENTON MEDIA

Penton Media (www.penton.com) is a diversified business-to-business media company that produces market-focused magazines, trade shows and conferences, and online media. Penton's integrated media portfolio serves the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; Internet/information technology; leisure/hospitality; manufacturing; mechanical systems/construction; natural products; and supply chain.

FORWARD-LOOKING STATEMENTS

The statements included within the guidance section of this press release and other statements in this document that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; the performance of Internet/broadband trade shows and conferences; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage costs; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. Penton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PENTON MEDIA, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS (1)

       (Unaudited; dollars and shares in thousands, except per share data)


                                                                       Three Months Ended
                                                                            March 31,
                                                                        2003        2002
                                                                      --------    --------
REVENUES                                                              $ 54,392    $ 61,128
                                                                      --------    --------
OPERATING EXPENSES:
  Editorial, production and circulation                                 22,353      24,798
  Selling, general and administrative                                   23,641      31,459
  Restructuring charges (credits)                                          (84)       (263)
  Depreciation and amortization                                          3,722       4,244
                                                                      --------    --------
                                                                        49,632      60,238
                                                                      --------    --------
OPERATING INCOME                                                         4,760         890
                                                                      --------    --------
OTHER INCOME (EXPENSE):
  Interest expense                                                     (10,338)     (9,274)
  Interest income                                                          109         218
  Gain on extinguishment of debt                                          --           277
  Gain on sale of investments                                             --         1,491
  Miscellaneous, net                                                      (374)       (140)
                                                                      --------    --------
                                                                       (10,603)     (7,428)
                                                                      --------    --------
LOSS FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                                  (5,843)     (6,538)

Benefit (provision) for income taxes                                      (126)      2,712
                                                                      --------    --------
LOSS FROM CONTINUING OPERATIONS BEFORE
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                (5,969)     (3,826)

Discontinued operations, net of taxes                                      866        (407)
                                                                      --------    --------
LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                      (5,103)     (4,233)

Cumulative effect of accounting change, net of taxes                      --       (39,700)
                                                                      --------    --------
NET LOSS                                                                (5,103)    (43,933)

Amortization of deemed dividend and accretion of preferred stock          (655)       (363)
                                                                      --------    --------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                            $ (5,758)   $(44,296)
                                                                      ========    ========
ADJUSTED EBITDA                                                       $  9,319    $  5,226
                                                                      ========    ========
EARNINGS PER COMMON SHARE - basic and diluted:
  Loss from continuing operations applicable to common stockholders   $  (0.20)   $  (0.14)
  Discontinued operations, net of taxes                                   0.03       (0.01)
  Cumulative effect of accounting change, net of taxes                    --         (1.24)
                                                                      --------    --------
  Net loss applicable to common stockholders                          $  (0.17)   $  (1.39)
                                                                      ========    ========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic and diluted                                                     33,118      31,970
                                                                      ========    ========



(1) 2002 has been restated for discontinued operations, cumulative effect of accounting change and the reclassification of extraordinary items.

                               PENTON MEDIA, INC.
                       SUPPLEMENTAL SEGMENT INFORMATION(1)
            AND RECONCILIATION OF ADJUSTED EBITDA TO OPERATING INCOME
                      (Unaudited; all amounts in thousands)

                                          Three Months Ended
                                              March 31,
                                           2003        2002
                                         --------    --------
Revenues

     Industry Media                      $ 19,362    $ 21,465

     Technology Media                      15,212      20,609

     Lifestyle Media                       15,049      14,470

     Retail Media                           4,769       4,584
                                         --------    --------

Total Revenues                           $ 54,392    $ 61,128
                                         ========    ========
Adjusted EBITDA

     Industry Media                      $  3,276    $  3,344

     Technology Media                         793      (1,161)

     Lifestyle Media                        9,302       9,018

     Retail Media                             731         565
                                         --------    --------
         Adjusted Segment EBITDA           14,102      11,766

     General & Administrative              (4,783)     (6,540)
                                         --------    --------

Total Adjusted EBITDA                    $  9,319    $  5,226
                                         ========    ========
Total Adjusted EBITDA                    $  9,319    $  5,226

         Restructuring credits                 84         263

         Non-cash compensation               (921)       (355)

         Depreciation and amortization     (3,722)     (4,244)
                                         --------    --------

Operating Income                         $  4,760    $    890
                                         ========    ========


(1) 2002 has been restated for discontinued operations and to conform to the current year presentation.

                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                          2002 SEGMENTS BY QUARTER (1)
                      (Unaudited; all amounts in thousands)

                                                             2002 Quarters
                                        --------------------------------------------------------
                                         First       Second      Third      Fourth      Total
                                        --------    --------    --------    --------    --------
Revenues

     Industry Media                     $ 21,465    $ 23,697    $ 22,584    $ 24,634    $ 92,380

     Technology Media                     20,609      30,604      15,794      23,260      90,267

     Lifestyle Media                      14,470       4,284       3,256       8,829      30,839

     Retail Media                          4,584       4,362       5,560       7,114      21,620
                                        --------    --------    --------    --------    --------
Total Revenues                          $ 61,128    $ 62,947    $ 47,194    $ 63,837    $235,106
                                        ========    ========    ========    ========    ========
Adjusted EBITDA

     Industry Media                     $  3,344    $  4,256    $  4,295    $  4,008    $ 15,903

     Technology Media                     (1,161)      4,929      (3,014)      2,031       2,785

     Lifestyle Media                       9,018        (484)        (70)      3,793      12,257

     Retail Media                            565         659       1,361       1,183       3,768
                                        --------    --------    --------    --------    --------
        Adjusted Segment EBITDA           11,766       9,360       2,572      11,015      34,713

     General & Administrative             (6,540)     (4,301)     (3,611)     (5,758)    (20,210)
                                        --------    --------    --------    --------    --------
Total Adjusted EBITDA                   $  5,226    $  5,059    $ (1,039)   $  5,257    $ 14,503
                                        ========    ========    ========    ========    ========





(1) 2002 has been restated for discontinued operations and to conform to the current year presentation.

                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                                  PRODUCTS (1)
                      (Unaudited; all amounts in thousands)


                              Three Months Ended
                                   March 31,
                                2003      2002
                              -------   -------
Revenues

  Publishing                  $36,770   $41,235

  Trade Shows & Conferences    14,567    17,071

  Online Media                  3,055     2,822
                              -------   -------
Total Revenues                $54,392   $61,128
                              =======   =======







(1) 2002 has been restated for discontinued operation

                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (Unaudited; all amounts in thousands)


                                                  March 31, 2003        December 31, 2002
                                                  --------------        -----------------
ASSETS
Current assets                                       $  99,848              $ 106,129
Property, plant and equipment, net                      21,861                 23,917
Goodwill                                               251,979                251,972
Other intangibles, net                                  30,399                 32,754
Other assets                                               397                   --
                                                     ---------              ---------
                                                     $ 404,484              $ 414,772
                                                     =========              =========
LIABILITIES AND STOCKHOLDER EQUITY (DEFICIT)
Current liabilities                                  $  68,152              $  74,230
Long-term debt                                         328,732                328,637
Other long-term liabilities                             26,573                 26,814
Mandatorily redeemable convertible preferred stock      46,828                 46,174
Redeemable common stock                                  1,009                  1,118
Stockholders' equity (deficit)                         (66,810)               (62,201)
                                                     ---------              ---------
                                                     $ 404,484              $ 414,772
                                                     =========              =========